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                                                                    EXHIBIT 10.6

                              STOCKHOLDER AGREEMENT
                              ---------------------

         This Stockholder Agreement (the "Agreement") is dated June 20, 2000 by and between Richard Schilg (the "Stockholder"), Mucho.com, Inc., a Nevada corporation ("Mucho") and TEAM America Corporation, an Ohio corporation ("TEAM") (individually, a "Party," and collectively, the "Parties").

         WHEREAS, Mucho and TEAM have entered into that certain Agreement and Plan of Merger dated as of June 16, 2000 (the "Merger Agreement"), pursuant to which Mucho would merge with and into TEAM (the "Merger"), and TEAM would be the surviving corporation and would be renamed Mucho.com, Inc. (the "Surviving Corporation"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         WHEREAS, the Stockholder owns, beneficially or otherwise, a total of 576,863 shares of TEAM common stock ("TEAM Stock"), including 100,000 shares owned beneficially in TEAM Partners, L.P.

         WHEREAS, the Parties believe that the Merger is in the best interests of the Parties.

         WHEREAS, the Parties believe that this Agreement is important to the success of the Surviving Corporation and will help ensure a stable and orderly trading market for its common stock after the Merger is consummated.

         NOW, THEREFORE, in consideration of the foregoing and as an inducement to Mucho and TEAM to enter into the transactions contemplated by the Merger
Agreement:

1. The Stockholder agrees not to sell, assign, transfer, pledge, or otherwise dispose of, directly or indirectly, any TEAM Stock prior to the Effective Time of the Merger, except, subject to TEAM's right of first refusal, Stockholder may sell up to 25,000 shares.

2. Stockholder agrees to vote the TEAM Stock for the Merger. If the Merger is approved by the requisite vote of TEAM's stockholders, the Stockholder may tender not more than 100,000 shares at the price of $6.75 per share of TEAM Stock for cash pursuant to the TEAM cash tender offer contemplated in connection with the Merger, and TEAM agrees it will pay $675,000 for such shares upon the Closing of the Merger.

3. Except as provided in paragraph 1 hereof, the Stockholder agrees not to sell, assign, transfer, pledge or otherwise dispose of, directly or indirectly, any shares of Surviving Corporation common stock owned beneficially or otherwise by the Stockholder, including shares issued to or acquired by the Stockholder after the Effective Time, for a period of one year from the Effective Time (the "Lock-Up Period"), except as provided herein; provided Stockholder shall be entitled to transfer the shares to a revocable family trust, in form reasonably satisfactory to TEAM, of which Stockholder and his spouse are the sole Trustees provided said Trustees sign an agreement to abide by the terms and conditions of this Agreement. The parties acknowledge that 333,000 TEAM Shares have previously been pledged by Stockholder to National City Bank.

4. Commencing 90 days following the Closing, and at the end of each succeeding 90 day period for the 2 year period following the Closing, the Stockholder shall have the right to cause the Surviving


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         Corporation to purchase not more than 25,000 shares (i.e., up to
         200,000 shares total) of the Stockholder's Surviving Corporation common stock for a price per share of $6.75, payable 10 business days following the tender, which payments shall be guaranteed by the Surviving Corporation.

5. During the Lock-Up Period, the Surviving Corporation shall have the right to cause the Stockholder to sell not more than 176,863 shares of the Stockholder's Surviving Corporation common stock to the Surviving Corporation at a price per share of $6.75.

6. Stockholder agrees that after the Effective Time, the Surviving Corporation may instruct its transfer agent not to transfer Stockholder's Surviving Corporation common stock subject to this Agreement and may instruct its transfer agent to place stop-transfer instructions on Stockholder's Surviving Corporation common stock for the Lock-Up period, subject to the terms of this Agreement

7.       This Agreement shall be binding upon and shall inure to the benefit of
         (i) Mucho, its successors and assigns, (ii) TEAM, its successors and assigns, and (iii) the Stockholder and his or her administrators, executors, personal representatives, successors and assigns.

8. Mucho and TEAM will incur irreparable harm if any transfer of Surviving Corporation common stock is made by the Stockholder before the anniversary of the Effective Time (except as provided herein) and that there is no adequate remedy at law. Therefore, Mucho and TEAM shall be entitled to equitable remedies, including, but not limited to, injunctive relief, as well as money damages, in the event of any breach or threatened breach of the transfer restrictions contained in this Stockholder Agreement.

9. Except for the obligations expressly stated herein and for the obligations of TEAM to Stockholder under a Promissory Note and other documents executed in the "Richard Schilg Buy Out" transaction and any deferred compensation obligation from TEAM to Schilg, TEAM and Mucho, on the one hand, and Stockholder, on the other hand, hereby release and discharge each other from all obligations, liabilities, debts, causes, costs, damages or claims of any nature whatsoever ("Claims") arising from any matter or thing whatsoever at any time prior to the date hereof, including, without limitation, Claims arising from or relating to the Merger. The release of TEAM and Mucho provided for herein also releases their officers, directors, and representatives.

10. This Agreement shall be governed by and construed in accordance with the laws of Ohio.

11. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

12. This Agreement shall not be amended or modified, or any right hereunder waived or any obligation excused, except by written agreement signed by the Parties.

13. This Agreement shall terminate upon the termination of the Merger Agreement pursuant to its terms.



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                            [Signature Page Follows]







         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.



                                /s/ Richard Schilg
                                ------------------------------------------------
                                 RICHARD SCHILG



                               MUCHO.COM, INC.


                               By:  /s/ S. Cash Nickerson
                                    -------------------------------------------
                                        S. Cash Nickerson, President


                               TEAM AMERICA CORPORATION



                               By:  /s/ Kevin T. Costello
                                    -------------------------------------------
                                        Kevin T. Costello, President




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